Exhibit 99.1

FOR FURTHER INFORMATION PLEASE CONTACT:
Christopher J. Munyan
President and Chief Executive Officer
(215) 569-9900

FOR IMMEDIATE RELEASE

March 27, 2012

CSS INDUSTRIES, INC. ANNOUNCES COMBINATION OF OPERATIONS OF

BERWICK OFFRAY AND PAPER MAGIC GROUP

CSS Industries, Inc. (NYSE: CSS) announced today that, effective immediately, it has combined the operations of its Berwick Offray LLC (“Berwick”) and Paper Magic Group, Inc. (“Paper Magic”) businesses.

“The decision to combine the management of Berwick and Paper Magic is another important event for CSS,” said Christopher J. Munyan, CSS’ President and Chief Executive Officer, who also will lead both the Berwick and Paper Magic businesses. “Today’s action results in the consolidation of the sales and marketing functions of Berwick and Paper Magic. We believe that this consolidation will drive sales growth by providing stronger management oversight and by reallocating sales and marketing resources in a more strategic manner. As a result of the foregoing, we believe that CSS will be better positioned for long-term growth, and that our stockholders and our customers will benefit from more efficient operations.”

Paul Quick, who served as President of Paper Magic immediately prior to the action announced today, has left the organization to pursue other opportunities.

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of seasonal and all occasion social expression products, principally to mass market retailers. These seasonal and all occasion products include decorative ribbons and bows, boxed greeting cards, gift tags, gift boxes, gift wrap, gift card holders, decorative tissue paper, decorations, classroom exchange Valentines, floral accessories, Halloween masks, costumes, make-up and novelties, Easter egg dyes and novelties, craft and educational products, stickers, memory books, stationery, journals, notecards, infant and wedding photo albums, scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to expected future operational efficiencies, sales growth and financial performance. Forward-looking statements are based on the beliefs of CSS’ management as well as assumptions made by, and information currently available to, CSS’ management as to future events and financial performance with respect to CSS’ operations. Forward-looking statements speak only as of the date made. CSS undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions, increased competition, increased operating and product costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products, currency risks and other risks associated with international markets, risks associated with the combination of the operations of CSS’ Berwick Offray LLC and Paper Magic Group, Inc. subsidiaries, the risk that customers may become insolvent, costs of compliance with governmental regulations and government investigations, liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws, and other factors described in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and elsewhere in CSS’ SEC filings. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, CSS.